UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2014

TetraLogic Pharmaceuticals Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-36208	42-1604756
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

343 Phoenixville Pike
Malvern, PA 19355
(610) 889-9900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry Into A Material Definitive Agreement.

Merger and Merger Agreement

On April 7, 2014, TetraLogic Pharmaceuticals Corporation, a Delaware corporation (“TetraLogic”), entered into a Merger Agreement (the “Merger Agreement”) with Shape Pharmaceuticals, Inc., a Delaware corporation (“Shape Pharma”), TLOG Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the TetraLogic (“Acquisition Sub”), and Augustus Lawlor solely in his capacity as the representative of the equity holders of Shape Pharma.  Pursuant to the terms and conditions of the Merger Agreement, Acquisition Sub will merge with and into Shape Pharma, with Shape Pharma surviving as a wholly-owned subsidiary of TetraLogic (the “Merger”).

Upon the closing of the Merger, TetraLogic will acquire 100% of Shape Pharma, a privately-held pharmaceutical company developing suberohydroxamic acid phenyl ester (“SHAPE”).  SHAPE is a novel, clinical-stage tissue-targeted HDAC inhibitor in a topical gel formulation to treat stage IA-IIA Cutaneous T-Cell Lymphoma.  The aggregate purchase price to be paid to the equity holders of Shape Pharma at closing will be $13 million in cash, as adjusted for certain indebtedness, any working capital shortfalls and actual unpaid transaction expenses of Shape Pharma as of the closing date of the Merger.  The purchase price paid on the closing date of the Merger will be funded from existing cash on hand.

As additional consideration, TetraLogic will pay the former equity holders of Shape Pharma specified amounts upon the achievement of certain future development and commercialization milestones, as well as tiered earn-outs on product sales.

The Merger Agreement contains customary representations, warranties and covenants of TetraLogic, Shape Pharma and Acquisition Sub.  Subject to certain limitations, the former equity holders of Shape Pharma will be required to indemnify TetraLogic for damages resulting from any breaches of Shape Pharma’s representations, warranties and covenants made in the Merger Agreement and certain other matters.

The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by TetraLogic and Shape Pharma in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of TetraLogic. For the foregoing reasons, none of TetraLogic’s stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

The above description of the Merger Agreement does not purport to be complete and is included solely as a summary of the material terms of the Merger Agreement, which shall be filed in a future filing of the Company with the United States Securities and Exchange Commission.

Material Relationships

HealthCare Ventures VIII, L.P., a Delaware limited partnership (“HCVIII”), owns approximately 71% of the outstanding equity interests of Shape Pharma.  HealthCare Ventures VII, L.P., a Delaware limited partnership (“HCVII”), beneficially owns approximately 12% of TetraLogic.  James H. Cavanaugh, Ph.D., Harold R. Werner, John W. Littlechild, Christopher Mirabelli, Ph.D. and Augustus Lawlor are each (i) a managing director of HealthCare Partners VIII, LLC, a Delaware limited liability company, which is the general partner of the general partner of HCVIII, and (ii) a general partner of HealthCare Partners VII, L.P., a Delaware limited partnership, which is the general partner of HCVII.

Douglas Onsi is (i) a member of the Board of Directors of TetraLogic, (ii) the Chief Executive Officer, President, Treasurer, Secretary and member of the Board of Directors of Shape Pharma, (iii) the Chairman of the Board of Directors of Shape Pharma’s wholly-owned subsidiary Shape Pharmaceuticals Pty Ltd, an Australian corporation, (iv) a managing director of HCVII, (v) a limited partner of HealthCare Partners VII, L.P., the general partner of HCVII, and (vi) a limited partner of HCVIII.

The Merger Agreement and the Merger were duly approved and authorized by the Audit Committee and the Board of Directors of TetraLogic in accordance with the Company’s Related Party Transaction Policy.  Mr. Onsi, in his capacity as a member of the Board of Directors of TetraLogic, recused himself from all deliberations concerning the Merger and abstained from voting on the Merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2014	TetraLogic Pharmaceuticals Corporation

	By:	/s/ Richard L. Sherman
Name: Richard L. Sherman
Title: Senior Vice President, Strategic Transactions, General Counsel and Secretary